Exhibit 10-ad

FORM OF CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is entered into as of ____________________, by Trustmark Corporation, a Mississippi corporation (the “Company”), and __________________ (the “Executive”).  The Company and Executive have entered into this Agreement with reference to the following facts:

A.	The Executive serves as an executive and is considered a key corporate officer of the Company or one of its subsidiaries or affiliates.

B.
The Board of Directors of the Company (“Board”) has determined that the interests of the Company’s shareholders will be best served by ensuring that key corporate officers will adhere to the policies of the Board and senior management with respect to any event by which another entity would acquire effective control of the Company.

C.
The Board has also determined that it is in the best interests of the shareholders to promote stability among key officers and employees, particularly during the period leading up to and after another entity acquires effective control of the Company.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Definition of Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below:

A.	“Base Salary” means the Executive’s annual base salary as in effect at any particular time.

B.
“Cause” means that the Executive has (i) committed an act of personal dishonesty, embezzlement or fraud; (ii) misused alcohol or drugs; (iii) failed to pay any obligation owed to the Company or any subsidiary or affiliate; (iv) breached a fiduciary duty or deliberately disregarded any rule of the Company or any subsidiary or affiliate; (v) committed an act of willful misconduct, or intentionally failed to perform stated duties; (vi) willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order; (vii) disclosed without authorization any Confidential Information of the Company or any subsidiary or affiliate, or engaged in any conduct constituting unfair competition, or induced any customer of the Company or any subsidiary or affiliate to breach a contract with the Company or any subsidiary or affiliate; (viii) been convicted of, or entered a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude; (ix) continually failed to perform substantially Executive's duties with and responsibilities to the Company or any subsidiary or affiliate (other than any such failure resulting from incapacity due to Disability) after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties and responsibilities; (x) violated in any material respect the Company’s, any subsidiary’s or any affiliate's policies or procedures, including without limitation, any applicable Code of Ethics; or (xi) engaged in conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any of its subsidiaries or affiliates, whether monetary, reputational or otherwise.

C.
“Change in Control” means any one of the following events (i) the acquisition by any person of ownership of, holding or power to vote more than twenty percent (20%) of the Company’s voting stock; (ii) the acquisition by any person of the ability to control the election of a majority of the Company’s board of directors; (iii) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act"); or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the board of directors (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.  Notwithstanding the foregoing, in the case of (i), (ii) and (iii) hereof, ownership or control of the Company’s voting stock by a subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary shall not constitute a Change in Control.  For purposes of this subparagraph, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization of any other form of entity not specifically listed herein.

D.
“Disability” means that the Executive becomes physically or mentally disabled during the Executive’s employment with the Company or any subsidiary or affiliate so that the Executive is unable to perform the services required of the Executive for a period of ninety (90) days.

E.
“Good Reason” means (i) a material diminution in the Executive’s authority, duties or responsibilities; (ii) a material diminution in the Executive’s base compensation; (iii) a material breach of this Agreement by the Company; or (iv) a relocation of the executive offices of the Company to a location more than fifty (50) miles outside of Jackson, Mississippi, provided such relocation is considered a material change in the location at which the Executive must perform services.  The Executive is required to provide notice to the Company of the existence of a condition described in this Section 1E. within a ninety (90) day period of the initial existence of the condition, upon the notice of which the Company shall have thirty (30) days to remedy the condition.  If the condition is remedied within thirty (30) days, then “Good Reason” does not exist.  If the condition is not remedied within thirty (30) days, then the Executive must resign within ninety (90) days of the expiration of the remedy period.

2.
Change in Control.  If at any time during the Executive’s employment the Company experiences a Change in Control and within two (2) years after the date the Change in Control occurs (i) the Executive’s employment is terminated other than for Cause, death or Disability or (ii) the Executive resigns for Good Reason, subject to Section 4 hereof, the Company shall pay to the Executive the following amounts:

A.
The sum of (i) the Executive’s Base Salary and accrued vacation benefits through the date of termination to the extent not theretofore paid in a lump sum as soon as administratively practicable after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly) and (ii) the additional amount (the “CIC Severance Benefit”) equal to the product of two times the sum of (1) Executive’s Base Salary immediately prior to the Change in Control and (2) the average of the Executive's annual bonus amounts earned for the two (2) years preceding the year of the Change in Control (with a zero in the calculation for a year for which no bonus is paid) in a lump sum within sixty (60) days after the effective date of termination.

B.
The Company shall continue to provide to the Executive the medical, dental, vision and group life insurance coverage provided by the Company or any subsidiary or affiliate (the “Continuing Employee Benefits”) for eighteen (18) months following the effective date of termination (based on such cost sharing and benefits being provided to the Executive on the effective date of termination, but subject to such changes as the Company or any subsidiary or affiliate may adopt from time to time thereafter for its senior executives), reduced by any similar benefits received from later employment, as if the Executive had continued employment during such period; or, as an alternative where such participation may not be continued by the Company or any subsidiary or affiliate (or where such participation would adversely affect the tax status of the applicable plan pursuant to which the benefits are provided or would result in adverse tax consequences to the Company or any subsidiary or affiliate), the Company may pay the Executive cash in lieu of such participation in an amount equal to the applicable cost sharing percentage of the Executive’s reasonable cost of obtaining comparable coverage or benefits, with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.  The Continuing Employee Benefits are intended to be provided concurrently with any federal and state mandated post-termination health benefits.

C.
Executive has previously been granted, and may in the future be granted, awards pursuant to the Company’s 2005 Stock & Incentive Compensation Plan or any successor plan (“Plan”).  Such stock awards shall vest in accordance with the Plan and/or any applicable individual award agreements in the event of a Change in Control.

3.	Confidentiality, Nonsolicitation and Noncompete.

3.1
Confidentiality.  The Executive covenants and agrees that all trade secrets, confidential information (including but not limited to confidential information with respect to marketing, product offerings or expansion plans), and financial matters of the Company and its subsidiaries and affiliates (collectively “Confidential Information”) which are learned by him in the course of the Executive's employment by the Company or its subsidiary or affiliate shall be held in a fiduciary capacity and treated as confidential by him and shall not be disclosed, communicated or divulged by him or used by him for the benefit of any person or entity (other than the Company, its subsidiaries or affiliates) unless expressly authorized in writing by the Company, or unless the Confidential Information becomes generally available to the public otherwise than through disclosure by the Executive.

3.2
Nonsolicitation.  The Executive agrees that (A) during the period the Executive is employed with the Company or any subsidiary or affiliate and for a period of twelve (12) months after the Executive’s employment is terminated other than for Cause, death or Disability or the Executive resigns for Good Reason, but only if the Executive is eligible to receive the payment provided under Section 2A(ii), the Executive will not, without the prior written consent of the Board, directly or indirectly, solicit, entice, persuade, or induce (i) any employee, director, officer, associate, consultant, agent or independent contractor of the Company or any subsidiary or affiliate (1) to terminate such person’s employment or engagement by the Company or any subsidiary or affiliate or (2) to become employed by any person, firm, partnership, corporation, or other such enterprise other than the Company or any subsidiary or affiliate, or (ii) any customer or client of the Company or any of subsidiary or affiliate for the purpose of competing with the products or services provided by the Company or any subsidiary or affiliate thereof, and (B) the Executive shall not following the termination of the Executive's employment hereunder represent that the Executive is in any way connected with the business of the Company or any subsidiary or affiliate (except to the extent agreed to in writing by the Company).  For the avoidance of any doubt, the restrictions in Section 3.2A above shall not apply after termination of employment if the Executive is not eligible to receive the payment under Section 2A(ii) because of the failure to provide the release of claims required under Section 4.

3.3
Noncompete.  The Executive agrees that during the period the Executive is employed with the Company or any subsidiary or affiliate and, for a period of twelve (12) months after the Executive's employment is terminated other than for Cause, death or Disability or the Executive resigns for Good Reason, but only if the Executive is eligible to receive the payment provided under Section 2A(ii), the Executive will not (except as a representative of the Company or any subsidiary or affiliate or with the prior written consent of the Company), directly or indirectly, engage, participate or make any financial investment, as an employee, director, officer, associate, consultant, agent, independent contractor, lender or investor, in the business of any person, firm, partnership, corporation or other enterprise that is engaged in direct competition with the business of the Company or any subsidiary or affiliate in any geographic area in which the Company or any subsidiary or affiliate is conducting such business during such employment or on the date of termination of employment, as applicable.  Nothing in this Section 3.3 shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any subsidiary or affiliate, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent less than one-percent (1%) of any class of securities of such business enterprise.  Executive acknowledges that if the Executive's employment with the Company or any subsidiary or affiliate terminates for any reason, the Executive can earn a livelihood without violating the foregoing restrictions and that the time period and scope of the foregoing restrictions are reasonably required for the protection of the Company’s valid business interests.  For the avoidance of any doubt, the restrictions in this Section 3.3 shall not apply after termination of employment if the Executive is not eligible to receive the payment under Section 2A(ii) because of the failure to provide the release of claims required under Section 4.

3.4
Remedies.  The Company would be damaged irreparably if any provision of Section 3 was not performed by the Executive in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, including the right to retain the CIC Severance Benefits, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).  Executive agrees that Company or its successors or assigns may retain the CIC Severance Benefits as partially liquidated damages for such breach and not as a penalty.  The Executive would be damaged irreparably if any provision of Section 3 was not performed by the Company in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Therefore, the Executive shall be entitled, in addition to any other rights and remedies existing in the Executive's favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).

4.
Release.  The payments and benefits to which the Executive is entitled pursuant to Sections 2A(ii) and B are contingent upon the Executive executing a release agreement in a form reasonably acceptable to the Company, and the applicable revocation period having expired, before the sixtieth (60th) day after the effective date of termination.

5.	Excise Tax Limitation.

A.
Notwithstanding anything contained in this Agreement (or in any other agreement between Executive and the Company or any subsidiary or affiliate) to the contrary, to the extent that any payments and benefits provided under this Agreement or payments or benefits provided to, or for the benefit of, the Executive under any plan or agreement of the Company or any subsidiary or affiliate (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than the Executive would have retained had the Executive been entitled to receive all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”).  The Company shall reduce the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the “Determination” (as hereinafter defined) is delivered to the Company and the Executive.

B.
The determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated as one of the five (5) largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the date of termination of the Executive’s employment if applicable, or at such other time as requested by the Company or by the Executive.  Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”) in writing setting forth the precise basis of the dispute.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

C.	Any Excise Tax payable hereunder shall be paid by the Executive.

6.
Non-Assignment.  This Agreement and all of the Executive’s rights and obligations hereunder are personal to the Executive and shall not be assignable; provided, however, that upon the Executive's death all of the Executive’s rights to cash payments under this Agreement shall inure to the benefit of the Executive's surviving spouse, personal representative, designees or other legal representatives, as the case may be.  Any person, firm or corporation succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company hereunder, provided, however, that the Company shall, notwithstanding such assumption, remain liable and responsible for the fulfillment of its obligations under this Agreement.

7.
Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, legality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.
Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by email transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, or sent by email transmission (with confirmation of transmission), or if mailed, the earlier of when received or five (5) days after the date of deposit in the United States mail or with another delivery service, as follows:

A.	if to the Company, to:

Trustmark Corporation
248 East Capitol Street
Post Office Box 291
Jackson, MS 39205
Attention:  Chief Executive Officer
Email:  [insert]

B.	if to the Executive, to:

[insert]

Any party may change its address for notice hereunder by notice to the other parties hereto.

9.
Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, warranties and agreements, written or oral with respect thereto between the Company and the Executive.

10.
Waivers and Agreements.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without regard to its principle of conflicts of law.

12.	Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.
Omnibus 409A Provision.  The intent of the parties is that the payments and benefits under this Agreement comply with an exemption from the application of Section 409A of the Code and applicable guidance issued thereunder (“Section 409A”) or comply with the requirements of Section 409A.  To the extent an exemption from Section 409A does not apply, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A (“Deferred Compensation”) shall be provided and paid in a manner, and at such time and in such form, as complies with the requirements of Section 409A to avoid any unfavorable tax consequences.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.  Notwithstanding any other provision of this Agreement, payments or provision of benefits in connection with a separation from service that are Deferred Compensation will be delayed, to the extent applicable, until six months after the separation from service or, if earlier, Executive’s death, if Executive is a “specified employee” under Section 409A (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the benefits shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.  For purposes of the payment of Deferred Compensation under this Agreement, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

TRUSTMARK CORPORATION                                                                            EXECUTIVE

BY:____________________________                                                           BY:________________________________